Exhibit 10.2

INVESTMENT AGREEMENT

dated as of November 14, 2021

among

PATRIOT NATIONAL BANCORP, INC.,

PATRIOT BANK, N.A.,

and

AG CREDIT SOLUTIONS MASTER FUND II A, L.P., AG CREDIT SOLUTIONS

NON‑ECI MASTER FUND, L.P, AG POTOMAC FUND, L.P., AG CAPITAL

SOLUTIONS SMA ONE, L.P., AG CATALOOCHEE, L.P., and AG CENTRE STREET

PARTNERSHIP, L.P.

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE; CLOSING		2

1.1	Purchase	2
1.2	Closing	2

ARTICLE II REPRESENTATIONS AND WARRANTIES		8

2.1	Disclosure	8
2.2	Representations and Warranties of the Company	10
2.3	Representations and Warranties of Purchasers	31

ARTICLE III COVENANTS		39

3.1	Reasonable Best Efforts	39
3.2	Access to Information	39
3.3	Proxy Filing; Company Shareholder Meeting	40
3.4	Purchaser Nominee Matters	41
3.5	Management Lockup	42

ARTICLE IV ADDITIONAL AGREEMENTS		42

4.1	Certain Transactions	42
4.2	Reservation for Issuance	42
4.3	Indemnity	42
4.4	Regulatory Matters	45
4.5	Avoidance of Control	47
4.6	Restrictions on Transfer	48
4.7	Conflicting Agreements	53
4.8	Transfer Taxes	53
4.9	Tax Matters	53
4.10	Merger Agreement Matters	54
4.11	Confidentiality	54
4.12	Information Rights	57
4.13	Amendments to the Company Certificate of Incorporation	58

ARTICLE V TERMINATION		58

5.1	Termination	58
5.2	Effects of Termination	59

ARTICLE VI MISCELLANEOUS		60

6.1	Survival	60
6.2	Expenses	60

-i-

6.3	Amendment; Waiver	60
6.4	Counterparts	60
6.5	Governing Law	60
6.6	WAIVER OF JURY TRIAL	61
6.7	Notices	61
6.8	Entire Agreement, Etc.	62
6.9	Interpretation; Other Definitions	62
6.10	Captions	63
6.11	Severability	63
6.12	No Third Party Beneficiaries	63
6.13	Public Announcements	63
6.14	Confidential Supervisory Information	63
6.15	Specific Performance	63

INDEX OF DEFINED TERMS

Term	Location of Definition

Advisers Act	2.3(c)(9)
Affiliate	6.9(a)
Agreement	Preamble
Amended and Restated Articles of Association	1.2(d)(2)(D)
Amended and Restated Certificate of Incorporation	1.2(d)(2)(D)
American Challenger	Recitals
Bank Preferred Stock	Recitals
Beneficial Owner	2.3(d)
BHC Act	2.2(a)(1)
Board of Directors	2.2(e)(1)
business day	6.9(e)
Capital Raise	1.2(d)(1)(C)
Chosen Courts	6.5(b)
CIBCA	2.3(i)(4)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(b)(3)
Commercial Loan Portfolio Acquisition	1.2(d)(2)(F)
Common Stock	Recitals
Company	Preamble
Company Board Recommendation	3.3(c)
Company Bylaws	2.2(a)(1)
Company Certificate of Incorporation	2.2(a)(1)
Company Disclosure Schedule	2.1(a)
Company Equity Awards	2.2(b)(3)
Company Fundamental Representations	1.2(d)(2)(B)
Company Governmental Agreement	2.2(p)

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Company Preferred Stock	Recitals
Company Reports	2.2(e)(2)
Company Shareholder Meeting	3.3(b)
Company Stock Plan	2.2(b)(1)
Company Subsidiary	2.2(a)(2)
Confidential Information	4.11(b)
control/controlled by/under common control with	6.9(a)
COVID-19	2.1(b)
CRA	2.2(n)(3)
De Minimis Claim	4.3(d)
Deposit Funding Agreements	1.2(d)(2)(G)
Disqualification Event	2.3(c)(8)
Enforceability Exceptions	2.2(c)(1)
ERISA	2.3(c)(10)
ERISA Entity	2.3(c)(10)
Exchange Act	2.2(e)(2)
FDIC	2.2(a)(4)
Federal Reserve	2.3(i)(4)
GAAP	2.1(b)
Governmental Entity	1.2(d)(1)(A)
HMT	2.2(n)(5)
Indemnified Party	4.3(c)
Indemnifying Party	4.3(c)
Intellectual Property	2.2(s)(8)(A)
Investment	Recitals
Investment Agreements	Recitals
Investor Rights Agreement	Recitals
IT Assets	2.2(s)(8)(C)
knowledge of the Company/Company’s knowledge	6.9(g)
Liens	2.2(b)(6)
Loans	2.2(t)(1)
Lockup Termination Date	4.6(a)
Losses	4.3(a)
material	2.1(b)
Material Adverse Effect	2.1(b)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Money Laundering Laws	2.2(n)(4)
NASDAQ	2.2(c)(2)
NASDAQ Rule	2.2(c)(2)
Non-Voting Common Stock	Recitals
OCC	1.2(d)(1)(B)
OCC Approvals	2.2(d)

-iii-

OFAC	2.2(n)(5)
Other Investment Agreements	Recitals
Other Investors	Recitals
Ownership Limit	2.3(i)(2)
Pandemic Measures	2.1(b)
PATRIOT Act	2.2(n)(4)
Patriot Bank	Preamble
person	6.9(f)
Placement Agents	2.2(w)
Previously Disclosed	2.1(a)
Proceedings	2.2(m)(1)
Proxy Statement	2.2(e)(2)
Purchase Price	1.2(c)(A)
Purchaser	Preamble
Purchaser Disclosure Schedule	2.3
Purchaser Nominee	2.2(c)(2)
Purchasers	Preamble
Registered	2.2(s)(8)(B)
Re-IPO	4.6(a)
Representatives	4.11(b)
Requisite Company Vote	2.2(c)(2)
Restated Bank Bylaws	1.2(d)(2)(D)
Restated Bylaws	1.2(d)(2)(D)
Rule 506(d) Related Party	2.3(c)(8)
Sanctioned Country	2.2(n)(5)
Sanctions	2.2(n)(5)
SEC	2.1(b)
SEC Clearance Date	3.3(b)
Section 351 Tax Treatment	2.3(j)(1)
Securities	Recitals
Securities Act	2.2(e)(2)
Shareholder Proposals	3.3(c)
Subordinated Notes	Recitals
Subsidiary	2.1(b)
Tax	2.2(g)(2)
Tax Return	2.2(g)(3)
Taxes	2.2(g)(2)
Termination Date	5.1(b)(2)
Threshold Amount	4.3(d)
UNSC	2.2(n)(5)
Voting Common Stock	Recitals
Voting Securities	2.2(r)
Warrant	Recitals

-iv-

LIST OF SCHEDULES AND EXHIBITS

Exhibit A:	Subscription

Exhibit B:	Purchasers

Exhibit C:	Accredited Investor and Rule 506 Disqualification Event Questionnaire

Exhibit D:	Form of Investor Rights Agreement

Exhibit E:	Form of Amended and Restated Certificate of Incorporation of Patriot National Bancorp, Inc.

Exhibit F:	Form of Amended and Restated Bylaws of Patriot National Bancorp, Inc.

Exhibit G:	Form of Warrant

Exhibit H:	Form of Amended and Restated Articles of Association of Patriot Bank, N.A.

Exhibit I:	Form of Amended and Restated Bylaws of Patriot Bank, N.A.

-v-

INVESTMENT AGREEMENT, dated as of November 14, 2021 (this “Agreement”), between Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), Patriot Bank, N.A., a national association organized under the laws of the United States and wholly owned subsidiary of the Company (“Patriot Bank”), and AG Credit Solutions Master Fund II A, L.P., AG Credit Solutions Non ECI Master Fund, L.P., AG Potomac Fund, L.P., AG Capital Solutions SMA One, L.P., AG Cataloochee, L.P., and AG Centre Street Partnership, L.P., each limited partnerships organized under the laws of Delaware (such entities, individually, “Purchaser” and collectively, the “Purchasers”).

RECITALS:

A.        The Investment. The Company intends to sell to each Purchaser, and each Purchaser intends to purchase from the Company, as an investment in the Company, (i) shares of voting common stock, par value $0.01 per share, of the Company (the “Voting Common Stock”) and (ii) shares of non-voting common stock, par value $0.01 per share, of the Company (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”). In connection with the transactions hereunder, the Company intends to issue to each Purchaser a warrant to purchase shares of Non-Voting Common Stock, in the form set forth on Exhibit G (the “Warrant”), all as described herein, and for all tax purposes each Purchaser will be treated as receiving the shares of Common Stock underlying the Warrant. Further, Patriot Bank intends to sell to each Purchaser, and each Purchaser intends to purchase from Patriot Bank, as an investment in Patriot Bank, shares of 7.50% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share, of Patriot Bank (the “Bank Preferred Stock”) (collectively, the “Investment”).

B.        Other Investment Agreements. Simultaneously with the execution and delivery of this Agreement the Company is entering into (and in the future intends to enter into additional) Investment Agreements (the “Other Investment Agreements”) between the Company and other investors (the “Other Investors”), pursuant to which the Company will sell to the Other Investors and the Other Investors will purchase from the Company and Patriot Bank (as defined below), as an investment in the Company and Patriot Bank, shares of Common Stock, Warrants, shares of 7.50% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $25.00 per share, of the Company (the “Company Preferred Stock”), shares of Bank Preferred Stock and ten-year fixed-to-floating rate subordinated notes eligible for Tier 2 regulatory capital treatment (the “Subordinated Notes”), for a total Capital Raise (as defined below) of not less than $875,000,000 in the aggregate.

C.        Merger Agreement. The Closing (as defined below) of the Investment shall take place substantially concurrently with the merger (the “Merger”) of Next Special, Inc., a Delaware Corporation (“Merger Sub”) and wholly-owned subsidiary of the Company, with and into American Challenger Development Corp., a Delaware corporation (“American Challenger”), with American Challenger surviving the Merger as a wholly owned subsidiary of the Company, in accordance with the terms of the Agreement and Plan of Merger, dated as of the date of this Agreement, by and among the Company, Merger Sub and American Challenger (the “Merger Agreement”).

D.        Investor Rights Agreement. At the Closing of the Investment, the Company, Purchasers and the Other Investors shall enter into the Investor Rights Agreement in the form attached hereto as Exhibit D (the “Investor Rights Agreement” and together with this Agreement, the “Investment Agreements”).

E.        The Securities. The term “Securities” refers to (1) the shares of Common Stock purchased under this Agreement; (2) the shares of Non-Voting Common Stock for which the Warrant may be exercised in accordance with the terms thereof and of this Agreement; and (3) shares of Bank Preferred Stock purchased under this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1      Purchase. On the terms and subject to the conditions set forth herein, each Purchaser will (i) purchase from the Company, and the Company will sell to such Purchaser, a number of shares of Voting Common Stock and Non-Voting Common Stock set forth opposite such Purchaser’s name on Exhibit A, (ii) receive from the Company the Warrant, and (iii) purchase from Patriot Bank, and Patriot Bank will sell to such Purchaser, a number of shares of Bank Preferred Stock set forth opposite such Purchaser’s name on Exhibit A; provided, that prior to the Closing, Purchasers may reallocate the subscriptions set forth on Exhibit A between each other upon written notice to the Company.

1.2      Closing.

(a)    Subject to the terms and conditions of this Agreement, the closing of the Investment (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Section 1.2(d) hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as Purchasers, the Company and Patriot Bank may mutually agree in writing after all of such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)    Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(d), at the Closing, the Company and Patriot Bank will deliver to each Purchaser:

(1)    book-entry evidence in a form reasonably acceptable to such Purchaser representing the number of shares of Voting Common Stock and Non-Voting Common Stock set forth opposite such Purchaser’s name on Exhibit A and the registration of such shares of Voting Common Stock and Non-Voting Common Stock in the name of such Purchaser or such Purchaser’s nominee;

(2)    book-entry evidence in a form reasonably acceptable to such Purchaser representing the number of shares of Bank Preferred Stock set forth opposite such Purchaser’s name on Exhibit A and the registration of such shares of Bank Preferred Stock in the name of such Purchaser or such Purchaser’s nominee;

(3)    a Warrant to purchase up to such number of fully paid and nonassessable shares of the Company’s Non-Voting Common Stock as notified by such Purchaser in writing to the Company, which shall equal in the aggregate for Purchasers collectively 1.6 million fully paid and nonassessable shares of the Company’s Non-Voting Common Stock, representing 3.57% of the outstanding number of shares of Common Stock of the Company at the Closing (measured on a fully diluted basis assuming the conversion of all options, warrants and other securities exercisable or exchangeable for Common Stock); and

(4)    duly executed counterparts of the Investor Rights Agreement.

(c)    Each Purchaser will deliver to the Company and Patriot Bank:

(A)    the amount set forth opposite such Purchaser’s name on Exhibit B under the caption “Subscription Amount”, which shall equal in the aggregate for Purchasers collectively the aggregate purchase price set forth on Exhibit A (the “Purchase Price”) which shall be comprised of $ 56,500,020.24 in respect of the Voting Common Stock, $ 53,499,990.83 in respect of the Non-Voting Common Stock, and $ 100,000,000.00 in respect of the Bank Preferred Stock (with respect to the Bank Preferred Stock, the “Bank Preferred Purchase Price”);

(B)    a duly executed counterpart of the Investor Rights Agreement; and

(C)    an executed letter of resignation signed by Purchasers’ designee to the Company’s Board of Directors providing that such designee shall, if applicable, resign from the Board of Directors in accordance with the provisions of Article III.A(9) (or any similar provision) of the Amended and Restated Certificate of Incorporation of the Company (as defined below).

(d)    Closing Conditions.

(1)    The obligation of each Purchaser, on the one hand, and the Company and Patriot Bank, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by such Purchaser, the Company and Patriot Bank prior to the Closing of the following conditions:

(A)    no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit, restrain or enjoin any Purchaser or its Affiliates from owning or voting any Securities in accordance with the terms thereof (and none of Purchasers, the Company, or Patriot Bank shall have received any communication or other guidance from any Governmental Entity asserting any of the foregoing), and no lawsuit shall have been commenced by any court, administrative agency, regulatory agency or commission or other federal, state, local or foreign governmental or regulatory authority or instrumentality, government-sponsored entity or self-regulatory organization (SRO) (each, a “Governmental Entity”) seeking to effect any of the foregoing;

(B)    (i) the Office of the Comptroller of the Currency (the “OCC”) shall have approved the application of Patriot Bank for a substantial asset change under 12 C.F.R. 5.53 pertaining to the approval of the business plan substantially reflecting the terms in the business plan summary emailed by Blank Rome LLP (“Company’s Counsel”) to Simpson Thacher & Bartlett LLP (“Purchasers’ Counsel”), with such changes as have been requested by the OCC; and (ii) provided that there shall not be any changes to such business plan that have been requested by the OCC (and there shall be no other conditions to such approval or other changes or modifications to such business plan) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company (after giving effect to the Merger, the Investment and the Other Investment Agreements and the transactions contemplated hereby and thereby) or that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Purchasers or the Investment;

(C)    the Company and Patriot Bank shall have received cash proceeds pursuant to this Agreement and the Other Investment Agreements, and in connection with the issuance by the Company of Subordinated Notes, of not less than $875,000,000 in the aggregate on or prior to the Closing Date, consisting of (i) not less than $180,000,000 for Bank Preferred Stock, (ii) $70,000,000 for Company Preferred Stock, (iii) $65,000,000 in Subordinated Notes, (iv) $70,400,000 of Company contributed book equity and (v) $489,600,000 of Common Stock (collectively, the “Capital Raise”);

(D)    the Requisite Company Vote in respect of the Shareholder Proposals shall have been obtained;

(E)    the Company shall have executed and delivered the Investor Rights Agreement; and

(F)    the Merger shall be consummated substantially concurrently with the Closing on the Closing Date in accordance with the terms of the Merger Agreement without giving effect to any amendment, waiver or modification thereto that (and without giving effect to any consent or approval given, granted or delivered by the Company under the Merger Agreement with respect to any matter the consequences of which), individually or in the aggregate, would reasonably be expected to be material and adverse to Purchasers or the Investment without the prior written consent of such Purchaser, it being understood that for purposes of the foregoing sentence any change to the definition of “Material Adverse Effect” in the Merger Agreement shall be considered material and adverse to Purchasers.

(2)    The obligation of each Purchaser to consummate the purchase of Securities to be purchased by it at Closing is also subject to the fulfillment or written waiver by such Purchaser prior to the Closing of each of the following conditions:

(A)    the Company and Patriot Bank shall have performed in all material respects all obligations under this Agreement required to be performed by them at or prior to Closing;

(B)    the (i) representations and warranties of the Company and Patriot Bank, as applicable, set forth in Section 2.2(b)(1), Section 2.2(b)(2), Section 2.2(b)(5), Section 2.2(b)(7), Section 2.2(h) and Section 2.2(j) (in each case, after giving effect to the lead-in to Section 2.1) shall be true and correct in all respects (other than, in the case of Section 2.2(b)(1), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the (ii) representations and warranties of the Company set forth in Section 2.2(a)(1), Section 2.2(a)(2), Section 2.2(a)(3), Section 2.2(b)(6) (with respect to Patriot Bank only), Section 2.2(c)(1) and Section 2.2(w) (in each case, after giving effect to the lead-in to Section 2.1) (such representations and warranties in this clause (ii), together with the representations and warranties set forth in Section 2.2(b)(7) and Section 2.2(j), the “Company Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 2.1) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

(C)    such Purchaser shall have received a certificate dated as of the Closing Date and signed on behalf of each of the Company and Patriot Bank by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(d)(2)(A) and Section 1.2(d)(2)(B) have been satisfied;

(D)    such Purchaser shall have received a certificate of the Secretary of the Company and of Patriot Bank (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company and of Patriot Bank approving the transactions contemplated by this Agreement and, in the case of the Company, the Investor Rights Agreement and the issuance of the Securities under this Agreement, (b) certifying the versions of (w) the Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”), which will be substantially in the form attached hereto as Exhibit E, together with the Certificate of Designations for the Company Preferred Stock, in substantially the form emailed by the Company’s Counsel to the Purchaser’s counsel on the date prior to the date hereof, (x) the Third Amended and Restated Bylaws of the Company (the “Restated Bylaws”) as certified by the Secretary of the Company, which will be substantially in the form attached hereto as Exhibit F, (y) the Amended and Restated Articles of Association of Patriot Bank (the “Amended and Restated Articles of Association”), which will be substantially in the form attached hereto as Exhibit H, together with the Certificate of Designations for the Bank Preferred Stock, in substantially the form emailed by the Company’s Counsel to the Purchaser’s counsel on the date prior to the date hereof, and (z) the Amended and Restated Bylaws of Patriot Bank (the “Restated Bank Bylaws”) as certified by the Secretary of Patriot Bank, which will be substantially in the form attached hereto as Exhibit I, and (c) certifying as to the signatures and authority of persons signing this Agreement, the Investor Rights Agreement and any other documents or instruments to be delivered pursuant hereto;

(E)    such Purchaser shall have received a written opinion (subject to customary assumptions, exceptions, qualifications and limitations) of Blank Rome LLP, counsel to the Company and Patriot Bank, that (w) the shares of the Company’s Voting Common Stock and Non-Voting Common Stock, and Bank Preferred Stock to be issued to such Purchaser will be validly issued, fully paid and non-assessable, (x) the Warrant will be a valid, binding and enforceable obligation of the Company; (y) the shares of the Company’s Non-Voting Common Stock to be issued to such Purchaser upon exercise of the Warrant will be validly issued, fully paid and non-assessable and (z) no registration is required under the 1933 Act for the sale of the Securities;

(F)    substantially concurrently with the Closing, the Company shall consummate the acquisition of a commercial loan portfolio comprised of outstanding loans with an aggregate unpaid principal balance of at least $650,000,000 upon substantially the same terms as disclosed to such Purchaser on Schedule A.1 to this Agreement (the “Commercial Loan Portfolio Acquisition”);

(G)    substantially concurrently with the Closing, the Company shall enter into definitive agreements with deposit funding providers for at least $3,000,000,000 in deposit funding commitments upon substantially the same terms as disclosed to such Purchaser on Schedule A.2 to this Agreement (the “Deposit Funding Agreements”);

(H)    the Company shall have taken all actions necessary to ensure that the Purchaser Nominee is included in the Proxy Statement for the Company Shareholder Meeting as a nominee for election to the Board of Directors of the Company and the Purchaser Nominee shall have been elected to the Board of Directors of the Company contingent upon the closing of the Merger, provided, however, that if Purchasers do not comply with the terms and conditions set forth in Section 3.4(a), then (x) the Company shall not be required to include the Purchaser Nominee in the Proxy Statement and (y) this Section 1.2(d)(2)(H) shall not be a condition to the obligation of Purchasers to consummate the purchase of Securities; and

(I)    the Company shall have provided to each Purchaser reasonable evidence that the Bank Preferred Stock has received an investment grade rating from Kroll Bond Rating Agency or another credit rating agency.

(3)    The obligation of the Company and Patriot Bank to effect the Closing is subject to the fulfillment or written waiver by the Company and Patriot Bank prior to the Closing of the following additional conditions:

(A)    each Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under Section 3.1 of this Agreement;

(B)    the representations and warranties of each Purchaser in this Agreement will be true and correct in all material respects as of the Closing without giving effect to any materiality or similar qualifications set forth in such representations and warranties; provided, however, that representations and warranties that by their terms speak as of the date of this Agreement or some other date will be true and correct as of such other date;

(C)    the Company and Patriot Bank shall have received a certificate signed on behalf of each Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(d)(3)(A) and Section 1.2(d)(3)(B) have been satisfied; and

(D)    the terms and conditions of the Other Investment Agreements, including the terms of the securities to be offered and sold pursuant thereto and the terms of the Subordinated Notes to be issued by the Company, shall be acceptable to the Company in its sole discretion.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1      Disclosure.

(a)    Except (i) as disclosed in the disclosure schedule delivered by the Company to Purchasers concurrently herewith (the “Company Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the applicable section of the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to have a Material Adverse Effect (as defined below) on the Company, and (c) any disclosures made with respect to a section of Section 2.2 shall be deemed to qualify other sections of Section 2.2 when (1) such other section of Section 2.2 is specifically referenced or cross-referenced and (2) it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross reference) from a reading of the disclosure that such disclosure applies to such other sections of Section 2.2 or (ii) as expressly disclosed in any Company Report filed by the Company since January 1, 2019 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby makes the representations and warranties set forth in Section 2.2 to Purchasers. For purposes of this Agreement, “Previously Disclosed” shall refer to information disclosed by the Company pursuant to clauses (i) and (ii) of the preceding sentence.

(b)    As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company or Patriot Bank means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. “Material Adverse Effect” means, with respect to the Company, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements generally applicable to the industries in which the Company and its Subsidiaries operate or publicly available interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the Company and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined in Section 1.2(d)(1)(A)), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the Company or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the COVID-19 pandemic and the implementation of the Pandemic Measures or any change in such Pandemic Measures or interpretations thereof by any Governmental Entity following the date of this Agreement), (E) public disclosure or consummation of the transactions contemplated hereby or by the Merger Agreement, as applicable, or actions expressly required by this Agreement or the Merger Agreement or actions or omissions that are taken with the prior written consent of Purchasers in contemplation of the transactions contemplated hereby or by the Merger Agreement (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or consummation of the Investment or the Merger) or (F) a decline in the trading price of the Company’s Common Stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on the Company or Patriot Bank has occurred to the extent not otherwise excluded by this proviso); except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to similar companies in the industry in which the Company and its Subsidiaries operate); or (ii) the ability of the Company or Patriot Bank to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 pandemic; the term “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof, and the term “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1‑02 of Regulation S‑X promulgated by the Securities and Exchange Commission (the “SEC”) or the BHC Act.

2.2      Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to each Purchaser, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:

(a)    Organization and Authority.

(1)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (“BHC Act”). The Company has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Certificate of Incorporation of the Company, as amended (the “Company Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have been made available by the Company to Purchasers.

(2)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such corporate power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 2.2(a)(2) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries as of the date hereof. True and complete copies of the organizational documents of each Company Subsidiary as in effect as of the date of this Agreement have previously been made available by the Company to Purchasers.

(3)    Patriot Bank has been duly organized and is validly existing as a national association organized under the laws of the United States and supervised by the OCC, with the requisite corporate power and authority under such laws to own, lease and operate its properties and to conduct its business as now being conducted in all material respects and to enter into and perform its obligations under this Agreement. Patriot Bank is a member in good standing of the Federal Home Loan Bank of Boston, and its activities are permitted by the National Bank Act, and the rules and regulations of the OCC.

(4)    There are no restrictions on the ability of Patriot Bank to pay dividends or distributions except for restrictions on dividends or distributions generally applicable to all such regulated entities under applicable law. The deposit accounts of Patriot Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no Proceedings for the termination or adverse modification of such insurance are pending or, to the Company’s knowledge, threatened. There are no Subsidiaries of the Company other than Patriot Bank that are depository institutions or that have or are required to have deposit insurance.

(b)    Capitalization.

(1)    As of the date hereof, the capital stock of the Company authorized under the Company Certificate of Incorporation consists of 100,000,000 shares of Common Stock par value $0.01 per share, and 1,000,000 shares of serial preferred stock, without par value. As of the date hereof, there is no capital stock of the Company outstanding other than 3,947,976 shares of Common Stock and there are 3,000,000 shares of Common Stock reserved for issuance under the Patriot National Bancorp, Inc. 2020 Stock Plan (the “Company Stock Plan”). Except as set forth in the previous sentence, there are no shares of Company Common Stock issued, reserved for issuance or outstanding. All the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The capitalization of the Company and its Subsidiaries immediately after the Closing, giving effect to the Investment and the issuance of securities pursuant to the Other Investment Agreements and the Merger will be as set forth on Schedule 2.2(b) of the Company Disclosure Schedule in all material respects, it being understood that, following the Closing, (i) the total equity held by legacy American Challenger shareholders shall not exceed 14.0% of the Company, and (ii) any new long-term equity incentive plan established by the Company shall not exceed 5.0% of the total equity of the Company, in each case measured on a fully diluted basis assuming the conversion of all options, warrants and other securities exercisable or exchangeable for Common Stock.

(2)    As of the date hereof, the capital stock of Patriot Bank authorized under its Amended and Restated Articles of Association consists of 1,333,333 shares of Common Stock par value $2.00 per share. As of the date hereof, all of the issued and outstanding shares of capital stock of Patriot Bank have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equitable right. None of such outstanding shares of capital stock of Patriot Bank was issued in violation of any preemptive or similar rights arising by operation of law, or under the Amended and Restated Articles of Association or bylaws or similar organizational documents of Patriot Bank or under any agreement to which Patriot Bank is a party.

(3)    Schedule 2.2(b) of the Company Disclosure Schedule sets forth a correct and complete listing of all outstanding equity-based awards of the Company under the Company Stock Plan (collectively, the “Company Equity Awards”) as of the date hereof, setting forth the number of shares of Company Common Stock subject to each type of Company Equity Award on an aggregate basis. Each Company Equity Award (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Company Stock Plan and (ii) in the case of stock options, (A) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (B) has a grant date identical to the date on which the Board of Directors of Company or compensation committee thereof actually awarded such stock option, as applicable and (C) does not trigger any liability for the holder thereof under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(4)    Other than the Company Equity Awards and the Other Investment Agreements, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of capital stock or other voting or equity securities of or ownership interest in the Company, or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.

(5)    Other Investment Agreements. The per-share purchase price of the shares of Common Stock purchased under each of the Other Investment Agreements shall not be less than the per-share Purchase Price under this Agreement. Except to the extent reasonably required to reflect the specific circumstances of the Other Investors and their investments in the Company in a manner that is not material and adverse to Purchasers, the Other Investment Agreements shall not include provisions that, in any material respect, are more favorable to any Other Investor as compared to the rights, benefits and obligations of Purchasers under this Agreement, it being understood, without limitation, that the Other Investment Agreements may provide for the purchase of different Securities than are purchased hereunder and may differ with respect to terms and conditions to the extent required in connection with such Other Investors’ director nomination or governance rights (provided such rights shall not differ in any material respect from those of Purchasers) or to effect any notices, filings or related matters pertaining to any applicable Governmental Entities, including the Federal Reserve, that are specific to such Other Investors. For the avoidance of doubt, this Section 2.2(b)(5) shall apply to the Other Investment Agreements and any term sheets, letters of intent, side letters or other documents entered into with any Other Investors in connection with the purchase and sale of the securities of the Company or Patriot Bank from the date of this Agreement to the Closing Date, except the Subordinated Notes to be issued in connection with the Capital Raise.

(6)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries of the Company that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights. Patriot Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Patriot Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or other equity security of Patriot Bank.

(7)    The shares of Common Stock and Bank Preferred Stock to be issued pursuant to this Agreement will be duly authorized by all necessary corporate action (subject to the receipt of the approval by the Company’s shareholders of the Shareholder Proposals and the Company’s approval of the Amended and Restated Articles of Association of Patriot Bank to provide for blank check preferred stock), and upon the issuance of such shares of Common Stock and Bank Preferred Stock against receipt of the consideration therefor as provided in this Agreement, such shares of Common Stock and Bank Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens, and will not be subject to preemptive rights of any other shareholder of the Company.

(c)    Authorization; Conflicts.

(1)    The Company and Patriot Bank have full corporate power and authority to execute and deliver this Agreement and, in the case of the Company, the Investor Rights Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby and perform their obligations thereunder. The execution and delivery of this Agreement and the consummation of the Investment, and the execution and delivery of the Investor Rights Agreement and the performance of the Company’s obligations thereunder, have been duly and validly approved by the board of directors of the Company (the “Board of Directors”) and the board of directors of Patriot Bank. The Board of Directors has determined that the Investment, on the terms and conditions set forth in this Agreement and the Investor Rights Agreement, is advisable and in the best interests of the Company and the Company’s shareholders, has adopted this Agreement, the Investor Rights Agreement and the transactions contemplated hereby and thereby (including the Investment), and has directed that the Shareholder Proposals be submitted to the Company’s shareholders for approval and has adopted a resolution to the foregoing effect. The board of directors of Patriot Bank has determined that the Investment, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Patriot Bank and Patriot Bank’s sole shareholder, has adopted this Agreement and the transactions contemplated hereby (including the Investment), and has directed that this Agreement be submitted to Patriot Bank’s sole shareholder for approval and has adopted a resolution to the foregoing effect. Except for the shareholder approvals described in clause (2) below and all other matters to be approved pursuant to the Merger Agreement at the Company Shareholder Meeting, no other corporate proceedings on the part of the Company or Patriot Bank are necessary to approve the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and Patriot Bank and (assuming due authorization, execution and delivery by each Purchaser) constitutes a valid and binding obligation of the Company and Patriot Bank, enforceable against the Company and Patriot Bank in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”). The Investor Rights Agreement, when executed, will be duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Purchaser and the Other Investors party thereto) will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(2)    The (i) affirmative vote of a majority of the votes cast by the holders of Common Stock at the Company Shareholder Meeting is required to approve the issuance of Common Stock (including the shares of Non-Voting Common Stock issuable upon exercise of the Warrant) pursuant to this Agreement and the Other Investment Agreements for purposes of the NASDAQ Stock Market (“NASDAQ”) Rule 5635(b) (the “NASDAQ Rule”), (ii) affirmative vote of a majority of the outstanding shares of Common Stock is required to approve (x) the Amended and Restated Certificate of Incorporation and (y) the Domestication (as defined in the Merger Agreement), pursuant to which the Company would become a corporation incorporated under the laws of the State of Delaware, including the Interim Delaware Charter (as defined in the Merger Agreement), and (iii) a plurality of the votes cast at the Company Shareholder Meeting will be required to elect the director nominee identified by Purchasers pursuant to Section 3.4 (the “Purchaser Nominee”) and certain other nominees of Other Investors as directors of the Board of Directors of the Company, each contingent upon the closing of the Merger (collectively, the “Requisite Company Vote”).

(3)    Neither the execution and delivery of this Agreement or, in the case of the Company, the Investor Rights Agreement by the Company or Patriot Bank, nor the consummation by the Company or Patriot Bank of the transactions contemplated hereby (including the Investment or the exercise provisions of the Warrant), nor compliance by the Company or Patriot Bank with any of the terms or provisions hereof or thereof, will (i) assuming approval of the Shareholder Proposals, violate any provision of the Company Certificate of Incorporation or the Company Bylaws, (ii) assuming the Company approves Patriot Bank’s Amended and Restated Articles of Association to provide for blank check preferred stock, violate any provision of the Articles of Association or bylaws of Patriot Bank or (iii) assuming that the consents and approvals referred to in Section 2.2(d) are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby (including the Investment).

(d)    Governmental Consents and Filings. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing by the Company with the SEC of a proxy statement in definitive form (including any amendments or supplements thereto), (c) the filing of the application of Patriot Bank with the OCC pertaining to the approval of the business plan (including the Amended and Restated Articles of Association and Amended and Restated Bylaws of Patriot Bank) and the Loan Portfolio Acquisition (the “OCC Approvals”) and (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Company Common Stock and the Bank Preferred Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company and Patriot Bank of this Agreement or (B) the consummation by the Company and Patriot Bank of the transactions contemplated hereby.

(e)    Reports.

(1)    The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Governmental Entity, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other related filings, were complete and accurate and complied with all applicable laws, in each case in all material respects. Subject to Section 6.14, except for normal examinations conducted by a Governmental Entity in the ordinary course of business of the Company and its Subsidiaries, no Governmental Entity has pending any Proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries, except where such Proceedings or investigations would not reasonably be expected to be material to the Company or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby (including the Investment). Subject to Section 6.14, there (i) is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries, since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(2)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement or information statement filed with or furnished to the SEC by the Company since January 1, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of information statements, on the dates thereof), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. The information related to the Company and its Subsidiaries supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Shareholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed or delivered to the Company’s shareholders, or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Purchasers or any other person for inclusion or incorporation by reference therein.

(3)    Since January 1, 2019, as of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports.

(f)    Financial Statements.

(1)    The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have since January 1, 2019, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2019, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(2)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(3)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has implemented and maintains (x) disclosure controls (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company. Neither the Company nor RSM US LLP, the Company’s independent audit firm, has identified any unremediated material weakness in internal controls. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(4)    Since January 1, 2019, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no executive officer of, or attorney representing the Company or any of its Subsidiaries (whether or not employed by the Company or any of its Subsidiaries), has reported evidence of a material violation of securities laws or federal banking laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company.

(g)    Taxes and Tax Returns.

(1)    Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries: (i) each of the Company and its Subsidiaries has prepared in good faith and duly and timely filed (including all applicable extensions) all income and other Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects; (ii) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice); (iii) all Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iv) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; (v) each of the Company and its Subsidiaries has complied in all respects with all information reporting and withholding requirements, in respect of payments made by the Company or any of its Subsidiaries, including maintenance of required records with respect thereto; (vi) there are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable; (vii) neither the Company nor any of its Subsidiaries has received any notice of an assessment or proposed material that has not been accrued on financial statements assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other Proceedings regarding any Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries; (viii) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or (B) such an agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax sharing, allocation or indemnification); (ix) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation, Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xi) neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and (xii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation, Section 1.6011-4(b)(2).

(2)    As used in this Agreement, the term “Tax” or “Taxes” means, whether disputed or not, any and all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property (real, personal, tangible and intangible), capital, sales, transfer, use, license, payroll, employment, social security (including health, unemployment, disability, workers’ compensation and pension insurance), severance, unemployment, withholding, duties, excise, windfall profits, franchise, backup withholding, value added, alternative or add-on minimum, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(3)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or any other document or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(h)    Absence of Certain Changes.

(1)    Since January 1, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(2)    Since December 31, 2020 through the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for Pandemic Measures or in connection with the transactions contemplated by this Agreement.

(i)    Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to Purchasers pursuant to this Agreement to the registration requirements of the Securities Act.

(j)    Status of Securities. The Warrant to be issued pursuant to this Agreement has been duly authorized by all necessary corporate action. The shares of Common Stock issuable upon exercise of the Warrant will, upon receipt of the approval by the Company’s shareholders pursuant to Section 2.2(c)(2), have been duly authorized by all necessary corporate action and when so issued upon such exercise will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company. The Warrant, when executed and delivered by the Company pursuant to this Agreement, will constitute a valid and legally binding agreement of the Company enforceable in accordance with its terms (except as enforcement may be limited by the Enforceability Exceptions).

(k)    Registration. Registration under the Securities Act or the securities laws of any state or other jurisdiction including under any “blue sky” laws is not required for the offering and sale of the Securities pursuant to this Agreement.

(l)    Litigation and Other Proceedings.

(1)    Since January 1, 2019, neither the Company nor any of its Subsidiaries has been a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”) of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) is of a material nature challenging the validity or propriety of this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.

(2)    Since January 1, 2019, there has not been any material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated by this Agreement, would apply to the Company or any of its affiliates).

(m)    Compliance with Laws.

(1)    The Company and each of its Subsidiaries hold in full force and effect, and have at all times since January 1, 2019, held in full force and effect, all licenses, registrations, franchises, certificates, variances, permits, approvals, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, registration, franchise, certificate, variance, permit, approval, charter or authorization in full force and effect (or the failure to pay any such fees or assessments) would, either individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby (including the Investment), and to the knowledge of the Company, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, approval, charter or authorization is threatened, and the Company and its Subsidiaries have not received any notice in writing of proceedings relating to the revocation or modification of any such license, registration, franchise, certificate, variance, permit, approval, charter or authorization.

(2)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have complied with and are not in default or violation under, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any violation of, and to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to cause the Company or any of its Subsidiaries to violate, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries or, to the knowledge of the Company, would have the effect of being reasonably likely to result in the limiting or revocation of Patriot Bank’s FDIC deposit insurance. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where the Company and its Subsidiaries conduct business.

(3)    Patriot Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act of 1950 and applicable regulations thereunder. As of the date hereof, each of the Company and Patriot Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator). Patriot Bank has a Community Reinvestment Act (“CRA”) rating of “satisfactory” or better and does not expect, and the Company and Patriot Bank have no knowledge of any facts and circumstances that would cause, Patriot Bank to be deemed not to be in compliance with the CRA and the regulations promulgated thereunder or to be assigned a CRA rating that is not at least “satisfactory”. The Company could elect to be a financial holding company with the ability to obtain the full benefits provided by 12 C.F.R. § 225.85(a)(1).

(4)    The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened. The Boards of Directors of the Company and Patriot Bank have adopted and implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (the “PATRIOT Act”) and the regulations thereunder, including the requirement to perform customer due diligence on legal entity customers.

(5)    None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, currently Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”). For the past five (5) years, the Company and its Subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(n)    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company or any of its Subsidiaries, or for the account of a customer of the Company or any of its Subsidiaries were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

(o)    Agreements with Governmental Entities. Subject to Section 6.14, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, including the Federal Reserve, FDIC, OCC or SEC, that restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its compliance, credit or risk management policies, its internal controls, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Governmental Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2020, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Governmental Agreement.

(p)    Contracts and Agreements with Governmental Entities and Borrowing Agreements. The Company and its Subsidiaries are in compliance in all material respects with all contracts and agreements with Governmental Entities relating to the insurance or guarantee of loans and Patriot Bank is in compliance in all material respects with its obligations under its borrowing agreements with the Federal Home Loan Bank of Boston and with any member bank of the Federal Reserve.

(q)    Ownership. The Company acknowledges, represents, warrants and agrees that, as of immediately following the Closing and after giving effect to the transactions contemplated hereby, the Other Investment Agreements and the Merger Agreement and the transactions contemplated thereby, (i) Purchasers, collectively, will not beneficially own in excess of 9.9% of the outstanding shares of a class of voting securities (as such term is defined in 12 C.F.R. § 225.2(q)(1) for purposes of the BHC Act, “Voting Securities”) of the Company or Patriot Bank determined in the manner required for purposes of the BHC Act, and (ii) Purchasers’ equity of the Company and Patriot Bank that they beneficially own, collectively will not represent 33.3% or more of the Company’s total equity determined in the manner required for purposes of the BHC Act, in each case assuming, for purposes of determining such percentages, that (i) each Purchaser holds all Securities that may be acquired by such Purchaser as a result of any conversion, exercise, exchange, or similar occurrence of any option, warrant, or other financial instrument that is convertible into, exercisable for, exchangeable for, or otherwise may become a Voting Security or Security, as applicable, and (ii) any Securities that may be acquired by any other person as a result of any conversion, exercise, exchange, or similar occurrence of any option, warrant, or other financial instrument that is convertible into, exercisable for, exchangeable for, or otherwise may become Securities shall not be deemed to be issued and outstanding.

(r)    Intellectual Property.

(1)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby (including the Investment), the Company or one of its Subsidiaries is the sole and exclusive owner of the Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, and all rights in such Registered Intellectual Property are subsisting, and to the knowledge of the Company, valid and enforceable.

(2)    To the knowledge of the Company, the Company and its Subsidiaries own or have a valid right to use all material Intellectual Property used by any of them as of the date hereof, all of which rights shall survive the consummation of the transactions contemplated by this Agreement or the Merger Agreement materially unchanged.

(3)    To the knowledge of the Company, (i) the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any third party, in each case, in a manner that has resulted in or is reasonably likely to result in, material liability to the Company or any of its Subsidiaries, and (ii) no third party is infringing, misappropriating or violating any material Intellectual Property owned by the Company or its Subsidiaries.

(4)    Neither the Company nor any of its Subsidiaries has received any written claim, notice, invitation to license or similar communication within the three (3) year period prior to the date hereof (i) contesting or challenging the use, validity, enforceability or ownership of any Intellectual Property material to the Company’s or any of its Subsidiaries’ respective businesses that are owned by or purported to be owned by the Company or any of its Subsidiaries, or (ii) alleging that the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any person in a manner that has resulted in or is reasonably likely to result in material liability to the Company or any of its Subsidiaries.

(5)    The Company and its Subsidiaries have taken reasonable measures to protect (i) their respective rights in the Intellectual Property owned by the Company or its Subsidiaries and (ii) the confidentiality of all trade secrets that are included in the Intellectual Property owned by the Company or its Subsidiaries.

(6)    The IT Assets used (including through cloud-based or other third party service providers) by the Company or any of its Subsidiaries are sufficient for the current needs of the businesses of the Company and its Subsidiaries, and, to the knowledge of the Company, in the three (3) year period prior to the date hereof, there has been no unauthorized access to or unauthorized use of any such IT Assets in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material liability to, or material disruption of the business operations of, the Company or any of its Subsidiaries.

(7)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, during the three (3) years preceding the date hereof, the Company and its Subsidiaries have been in compliance with all applicable privacy and data protection laws and with all public-facing privacy policies of the Company and its Subsidiaries.

(8)    For purposes of this Agreement:

(A)    “Intellectual Property” means any of the following, whether or not Registered, and all rights therein, arising in the U.S. or any other jurisdiction throughout the world: (i) trademarks, service marks, Internet domain names, logos, brand names, common law trademark rights, trade dress and trade names and other indicia of origin, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (ii) patents and patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, (iii) confidential and proprietary information, including trade secrets and know-how, and (iv) copyrights, registrations and applications for registration of the foregoing, and all renewals, extensions, reversions and restorations thereof;

(B)    “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar; and

(C)    “IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(s)    Loan Portfolio.

(1)    Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, or materially delay or materially impair the consummation of the transactions contemplated hereby (including the Investment), each written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of the Company or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company or its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected, (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) was solicited and originated, and is and has been administered and, where applicable, serviced, in all material respects in accordance with the written underwriting standards of the Company and its Subsidiaries, as applicable, and with all applicable laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Entity.

(2)    None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults) by the obligor on any such Loan.

(3)    Neither the Company nor any of its Subsidiaries is now, nor has it ever been since January 1, 2019, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(4)    All Loans which are classified as “Insider Transactions” by Regulation O of the Federal Reserve have been made by Company and its Subsidiaries in an arm’s-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(5)    To the knowledge of the Company, neither the Company nor any Subsidiary is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Loan to which it is a party (whether incurred or provided thereby) or by which it is bound or to which any of its property or assets is subject, except for such defaults that would not result in a Material Adverse Effect on the Company.

(6)    Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(A)    The Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated, purchased, sold or serviced by the Company or any of its Subsidiaries satisfied, in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with such Loans, including all applicable laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity, adjustable rate mortgages and small business lending, (ii) the responsibilities and obligations relating to Loans set forth in any agreement between the Company or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Regulator or Insurer and (iv) the terms and provisions of any collateral documents and other loan documents with respect to each Loan; and

(B)    To the knowledge of the Company, no Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to Loans or servicing rights sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (iii) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with laws.

For purposes of this Section 2.2(s)(6): (x) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veteran’s Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Small Business Administration or any other federal or state agency with authority to determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any of its Subsidiaries; (y) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such Loan; and (z) “Insurer” means a person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Loans, including the Federal Housing Administration, the United States Department of Veteran’s Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Small Business Administration and any private insurer, and providers of hazard, title or other insurance with respect to such Loans or related collateral.

(t)    Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or provisions of the Company Certificate of Incorporation and will not apply to this Agreement or the Merger Agreement or to any of the transactions contemplated hereby or thereby.

(u)    Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

(v)    Brokers and Finders. Except for Barclays Capital Inc., BofA Securities, Inc. and Keefe Bruyette & Woods, Inc. (together, the “Placement Agents”), neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Investment or related transactions contemplated by this Agreement or by the Merger Agreement and the Company acknowledges that the fees and commissions payable to the Placement Agents are the sole responsibility of the Company and its Subsidiaries and Purchasers will not have any responsibility therefor in their capacity as Purchasers; provided, however, that the foregoing acknowledgement applies only in Purchasers’ capacity as Purchasers and not upon issuance of the Securities as contemplated by this Agreement, as a shareholder of the Company.

2.3      Representations and Warranties of Purchasers. Except (i) as disclosed in the disclosure schedule delivered by Purchasers to the Company and Patriot Bank concurrently herewith (the “Purchaser Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by any Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to have a material adverse effect on such Purchaser, and (c) any disclosures made with respect to a section of this Section 2.3 shall be deemed to qualify (1) any other section of this Section 2.3 specifically referenced or cross-referenced and (2) other sections of this Section 2.3 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific reference or cross reference) from a reading of the disclosure that such disclosure applies to such other sections, each of the Purchasers hereby severally makes the representations and warranties set forth in this Section 2.3 with respect to itself to the Company and Patriot Bank:

(a)    Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted in all material respects. Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, be reasonably expected to be material to Purchaser or materially delay or materially impair the consummation of the transactions contemplated hereby (including the Investment).

(b)    Authorization.

(1)    Purchaser has full corporate or other organizational power and authority to execute and deliver this Agreement and the Investor Rights Agreement and to consummate the transactions contemplated hereby and perform its obligations thereunder. The execution and delivery of this Agreement and the consummation of the Investment, and the execution and delivery of the Investor Rights Agreement and the performance of Purchaser’s obligations thereunder, have been duly and validly approved by Purchaser’s board of directors, investment committee or similar governing body. No other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby or approve the Investor Rights Agreement or to perform Purchaser’s obligations thereunder. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company and Patriot Bank) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The Investor Rights Agreement, when executed, will be duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company, Patriot Bank and the Other Investors party thereto) will constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(2)    Neither the execution and delivery of this Agreement or the Investor Rights Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby (including the Investment), nor compliance by Purchaser with any of the terms or provisions hereof or thereof, will (i) violate any provision of Purchaser’s governing documents, or (ii) assuming the consents and approvals referred to in Section 2.3(i) are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or its Affiliates or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Affiliates is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to be material to Purchaser or materially delay or materially impair the consummation of the transactions contemplated hereby (including the Investment).

(c)    Purchase for Investment.

(1)    Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (i) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). Purchaser either (x) has not been organized or reorganized for the specific purpose, even among other purposes, of acquiring the Securities or (y) all of its partners, shareholders, members or other equity owners are “accredited investors” (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act).

(2)    Purchaser has given true, correct and complete responses in all respects to all questions set forth in the investor questionnaire attached as Exhibit C.

(3)    Purchaser understands the meaning and legal consequences of the representations and warranties in this Section 2.3(c) and acknowledges and agrees that the Company and Patriot Bank are relying upon such representations and warranties in determining to issue the Securities to Purchaser and in establishing that the offering of Securities is exempt from the registration requirements of the Securities Act.

(4)    Purchaser (i) acknowledges that Purchaser has received access to information Purchaser considers necessary or appropriate for deciding whether to acquire the Securities, and (ii) represents that Purchaser has had an opportunity to ask questions and receive answers from the Company and Patriot Bank regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to evaluate the merits and risks of a purchase of the Securities.

(5)    Purchaser understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

(6)    Purchaser confirms that, except for the representations contained in this Agreement, Purchaser is not relying on any communication (written or oral) of the Company, Patriot Bank, the Placement Agents or any of its or their Affiliates, officers, directors, employees or agents as investment or tax advice or as a recommendation to purchase the Securities.  Purchaser has made Purchaser’s own independent decision that the investment in the Securities is suitable and appropriate for Purchaser. The Placement Agents have made no independent investigation with respect to the Company, Patriot Bank or the Securities or the accuracy, completeness or adequacy of any information supplied to BofA Securities, Inc. by the Company or Patriot Bank. In connection with the issue and purchase of the Securities, the Placement Agents have not acted as financial advisors or fiduciaries.

(7)    Purchaser has considered the suitability of the Securities as an investment in light of Purchaser’s own circumstances and financial condition and Purchaser is able to bear the risks associated with an investment in the Securities.

(8)    No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to (i) such Purchaser or (ii) any of its Rule 506(d) Related Parties (as defined below). Purchaser hereby agrees that, prior to the Closing, Purchaser shall notify the Company and Patriot Bank promptly in writing in the event a Disqualification Event becomes applicable to Purchaser or any of its Rule 506(d) Related Parties. “Rule 506(d) Related Party” shall mean (x) a person or entity that controls Purchaser, or (y) a person or entity that, directly or indirectly, has or shares, or is deemed to have or share, voting or dispositive power with respect to securities owned by Purchaser. Please also refer to the disclosure on Schedule B of this Agreement.

(9)    If Purchaser is investing on behalf of accounts over which it has discretionary authority, it (i) is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), (ii) is the investment adviser to each account, which is a pre‑existing client of Purchaser, which accounts are listed on Exhibit B, (iii) is each such account’s duly authorized attorney‑in‑fact with the power to direct, in the sole discretion of Purchaser, the investment of such account’s funds deposited with it, (iv) has made the sole investment decision with respect to this Agreement, (v) has reasonable grounds to believe and after making reasonable inquiry does believe, that each account is an “accredited investor” (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act), (vi) has maintained a record of all information obtained by it indicating that each account is an “accredited investor” (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act) and (vii) has the authority to make the representations and warranties provided by this Agreement on behalf of the accounts.

(10)    If Purchaser is, or is acting on behalf of, an ERISA Entity (as defined below):

(i)

The decision to invest assets of the ERISA Entity in the Securities was made by fiduciaries independent of the Company, Patriot Bank or its Affiliates, which fiduciaries are duly authorized to make such investment decisions and who have not relied on any advice or recommendations of the Company, Patriot Bank or its Affiliates;

(ii)

Neither the Company, Patriot Bank nor any of their agents, representatives or Affiliates have exercised any discretionary authority or control with respect to the ERISA Entity’s investment in the Securities, nor has the Company, Patriot Bank or any of their agents, representatives or Affiliates rendered individualized investment advice to the ERISA Entity based upon the ERISA Entity’s investment policies or strategy, overall portfolio composition or diversification,

(iii)	The purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable similar laws; and

(iv)	The terms of the Investment Agreements comply with the instruments and applicable laws governing such ERISA Entity.

For purposes hereof: “ERISA Entity” means (1) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) subject to the fiduciary responsibility provisions of Part 4, Subtitle B of Title I of ERISA, (2) a “plan” within the meaning of Section 4975(e) of the Code to which the prohibited transaction provisions of Section 4875(c) of the Code apply and (3) any person whose assets are deemed to be “plan assets” within the meaning of ERISA Section 3(42) and 29 C.F.R. § 2510.3‑101), as modified by Section 3(42) of ERISA, as amended from time to time.

(d)    Ownership. As of the date of this Agreement, neither Purchaser nor any of its Affiliates (other than any portfolio company with respect to which Purchaser is not the party exercising control over investment decisions) are the owners of record or the beneficial owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock. For purposes of this Agreement, a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act.

(e)    Financial Capability. At Closing, Purchaser will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(f)    Knowledge as to Conditions. As of the date of this Agreement, Purchaser knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.

(g)    Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company or Patriot Bank would be required to pay.

(h)    Governmental Consents. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the consummation by Purchaser of the transactions contemplated hereby, except for (i) filings under the Exchange Act and (ii) such consents, approvals or registrations as would not, either individually or in the aggregate, materially delay or materially impair the consummation by Purchaser of the transactions contemplated hereby (including the Investment).

(i)    Regulatory Matters.

(1)    Purchaser and its Affiliates (A) have no present intention of acquiring “control” (as such term is defined in 12 C.F.R. § 225.2, and as used in 12 C.F.R. § 225.32 and 12 C.F.R. § 225.41) of the Company; (B) do not intend to acquire control (as such term is defined in 12 C.F.R. § 225.2, and as used in 12 C.F.R. § 225.32 and 12 C.F.R. § 225.41) in the future without the required prior approval of any applicable Governmental Entities; and (C) have not directly or indirectly entered into any agreements or understandings with any Other Investor with the intention of exercising control (as such term is defined in 12 C.F.R. § 225.2, and as used in 12 C.F.R. § 225.32 and 12 C.F.R. § 225.41) over the Company or Patriot Bank.

(2)    Purchaser has not taken, and shall not take, any actions that would result in Purchaser, either acting alone or together with any other person or entity that may be affiliated with Purchaser owning, controlling or possessing rights to acquire more than (x) 33.3% of the total equity of the Company or Patriot Bank or (y)  9.9% of any class of Voting Security of the Company or Patriot Bank (the “Ownership Limit”), in each case assuming, for purposes of determining such percentages, that (i) Purchaser holds all Securities that may be acquired by Purchaser as a result of any conversion, exercise, exchange, or similar occurrence of any option, warrant, or other financial instrument that is convertible into, exercisable for, exchangeable for, or otherwise may become a Voting Security or Security, as applicable, and (ii) any Securities that may be acquired by any other person as a result of any conversion, exercise, exchange, or similar occurrence of any option, warrant, or other financial instrument that is convertible into, exercisable for, exchangeable for, or otherwise may become Securities shall not be deemed to be issued and outstanding.

(3)    Other than this Agreement, neither Purchaser nor any of its Affiliates or associates has any agreement, arrangement or understanding: (A) for the purpose of acquiring, holding, voting or disposing of any securities of the Company or Patriot Bank with any other person or entity or with any holder of securities of the Company or Patriot Bank (or with any affiliate or associate thereof) or with any other purchaser of any of the Securities (or with any affiliate or associate thereof) with respect to the transactions contemplated by this Agreement or otherwise with respect to the Company’s or Patriot Bank’s securities; or (B) with American Challenger (or with any affiliate or associate thereof) unless such agreement, arrangement or understanding will cease to exist and will have no force or effect upon the closing of the Merger.

(4)    Purchaser understands and acknowledges that: (A) the Company is a registered bank holding company under the BHC Act, and as such the Company is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”); (B) acquisitions of interests in bank holding companies are subject to the BHC Act and CIBCA and may be reviewed by the Federal Reserve to determine the circumstances under which such acquisitions of interests will result in Purchaser becoming subject to the BHC Act or subject to the notice filing requirements of the Change in Bank Control Act of 1978 (the “CIBCA”); and (C) the Federal Reserve may request passivity commitments from Purchaser of the type consistent with prior Federal Reserve practices, designed to ensure that Purchaser will not exercise a controlling influence over the Company. In the event the Federal Reserve reasonably requests any such passivity commitments, Purchaser agrees to make such commitments to the Federal Reserve.

(j)    Tax Matters.

(1)    Purchaser has no knowledge of any facts, agreements, plans or other circumstances and has not taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger, the purchase of stock of the Company (including any Warrants) pursuant to this Agreement, and the purchase of stock of the Company (including any Warrants) by Other Investors pursuant to the Other Investment Agreements, taken together, from together qualifying as an “exchange” described in Section 351 of the Code (“Section 351 Tax Treatment”).

(2)    Purchaser has not negotiated the direct or indirect sale, exchange or other disposition of Company Common Stock or the Warrant received pursuant to this Agreement. There is no plan or intention by the Purchaser that its ownership of Company Common Stock or the Warrant received pursuant to this Agreement would be transitory.

ARTICLE III

COVENANTS

3.1      Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, the Company and Patriot Bank, on the one hand, and Purchasers, on the other hand, shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable; provided, however, that nothing herein shall require any Purchaser to pay or commit to pay any amount or incur any material obligation in favor of or grant any material accommodation (financial or otherwise) to any person in connection with such efforts. Nothing in this Agreement shall be construed as creating an obligation on the part of any Purchaser to file any applications, notices or petitions with any Governmental Entity in connection with the consummation of the Investment, including under the Change in Bank Control Act; provided that each Purchaser shall use reasonable best efforts to cooperate with the Company and Patriot Bank with respect to regulatory matters as described in Section 4.4(e). In no event shall any Purchaser be required to become a bank holding company or be required to agree to provide capital or other financial support to the Company or any of its Subsidiaries thereof other than the Purchase Price to be paid for the Securities to be purchased by it pursuant to the terms of, or subject to the conditions set forth in, this Agreement.

3.2      Access to Information. Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), the Company and Patriot Bank shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of each Purchaser, access, during normal business hours during the period prior to the Closing Date, to all their properties, books, personnel, and records and, during such period, each of the Company and Patriot Bank shall, and shall cause its respective Subsidiaries to, make available to each Purchaser such information concerning its business, properties and personnel as such Purchaser may reasonably request. Purchasers shall use commercially reasonable efforts to minimize any interference with the Company’s or Patriot Bank’s regular business operations during any such access. Neither the Company nor Patriot Bank nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s or Patriot Bank’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The Company and Purchasers will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

3.3      Proxy Filing; Company Shareholder Meeting.

(a)    As promptly as reasonably practicable after the date of this Agreement, and in any event no later than the later of (i) 45 days after the date of this Agreement or (ii) 15 days after the execution and delivery of all Other Investment Agreements evidencing a Capital Raise of at least $875,000,000 in the aggregate (including the Securities to be purchased pursuant to this Agreement), the Company shall use its reasonable efforts to prepare and file with the SEC the Proxy Statement.

(b)    The Company will use its reasonable best efforts to take, in accordance with applicable law, NASDAQ rules, the Company Certificate of Incorporation and Company Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) as promptly as reasonably practicable after the SEC advises it has no further comments on the Proxy Statement (the “SEC Clearance Date”) (and will commence the mailing of the Proxy Statement to the holders of Company Common Stock as promptly as practicable after the SEC Clearance Date), to consider and vote upon the matters of the type customarily brought before an annual or special meeting of shareholders, including the approval of the Shareholder Proposals and to cause such vote to be taken. The Company shall use its reasonable best efforts to solicit from its shareholders proxies as promptly as possible in favor of the Shareholder Proposals and include in the Proxy Statement the Company Board Recommendation unless the Company shall have made a PNBK Change of Recommendation (as defined in the Merger Agreement) in compliance with Section 6.12 of the Merger Agreement.

(c)    The Company shall, through its Board of Directors, recommend to its shareholders the approval of (i) the issuances of Common Stock (including the shares of Non-Voting Common Stock issuable upon exercise of the Warrant) pursuant to this Agreement and the Other Investment Agreements for purposes of the NASDAQ Rule, (ii) the Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit E, (iii) the Domestication (as defined in the Merger Agreement), pursuant to which the Company would become a corporation incorporated under the laws of the State of Delaware, including the Interim Delaware Charter (as defined in the Merger Agreement), and (iv) the election of Purchaser Nominee and certain other nominees of the Other Investors as directors of the Company’s Board of Directors contingent upon the closing of the Merger (such proposals, together, the “Shareholder Proposals” and such recommendation the “Company Board Recommendation”), and include such recommendation in the Proxy Statement.

(d)    The Company shall only adjourn the Company Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the approval of the Shareholder Proposals under this Agreement, the Other Investment Agreements or the Merger Agreement, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by holders of Company Common Stock prior to the Company Shareholder Meeting; provided, that the Company Shareholder Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments required by applicable law) and shall not be held later than five (5) business days prior to the Termination Date.

(e)    To the fullest extent permitted by applicable law, the Company agrees that if the requisite approval of the shareholders shall not have been obtained at any such Company shareholder meeting, then, unless this Agreement has been terminated in accordance with its terms, the Company shall use its reasonable best efforts to take all necessary actions to hold additional Company shareholder meetings in order to obtain the requisite shareholder approval of the Shareholder Proposals.

3.4      Purchaser Nominee Matters.

(a)    Purchasers shall use reasonable best efforts to (i) as promptly as practicable following the date of this Agreement, and in no event later than ten (10) business days following the date hereof, confirm the identity of the Purchaser Nominee to the Company, and (ii) provide to the Company in a timely manner (x) all such information related to the Purchaser Nominee as the Board of Directors of the Company may reasonably request in connection with its preparation of the Proxy Statement and its evaluation as to whether the Purchaser Nominee meets the Company’s customary standards for director qualification and the independence criteria and other director-related requirements set forth in the applicable rules and regulations of the SEC and NASDAQ.

(b)    Purchasers shall use reasonable best efforts to (i) provide to the Company as promptly as reasonably practicable all such information as may be reasonably required for the Company to respond to any requests of the Federal Reserve or the OCC in respect of their evaluation of the Purchaser Nominee, including for the avoidance of doubt with respect to the Purchaser Nominee’s Interagency Biographical and Financial Report form to be submitted in connection with the proposed appointment of the Purchaser Nominee to the Company and Patriot Bank Boards of Directors and (ii) otherwise fully cooperate with the Company in connection with obtaining the non-objection of the Federal Reserve and the OCC to the appointment of the Purchaser Nominee to the Board of Directors of the Company upon the consummation of the Merger, and subsequent appointment to the Board of Directors of Patriot Bank.

(c)    Purchasers acknowledge and agree that, from and after the Closing, Purchasers’ right to nominate a director to the Company’s Board of Directors will be subject to the terms and conditions set forth in the Amended and Restated Certificate of Incorporation of the Company, and that any future director nominee shall be subject to the Company’s customary standards for director qualification (as may be amended, modified or supplemented) and the independence criteria and other director-related requirements set forth in the applicable rules and regulations of the SEC, NASDAQ or any exchange on which the Company’s Common Stock is then listed (or any successor provisions thereto), and subject to prior approval or non-objection from the Federal Reserve and the OCC, as applicable, prior to such nominee's election.

3.5      Management Lockup. Following the Closing Date, the Company shall provide Purchasers with prompt written notice of any amendment or waiver to the Management Lock-Up Agreement (as such term is defined in the Merger Agreement).

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1      Certain Transactions. The Company and Patriot Bank will not merge or consolidate into, or sell, transfer or lease all or substantially all of their property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company and Patriot Bank and such merger, consolidation, sale transfer or lease is permitted under the Merger Agreement.

4.2      Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for issuance upon exercise of the Warrant.

4.3      Indemnity.

(a)    The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls such Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s or Patriot Bank’s representations or warranties in this Agreement or (2) the Company’s or Patriot Bank’s breach of agreements or covenants made by the Company or Patriot Bank in this Agreement.

(b)    Each Purchaser severally agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their officers, directors, partners, members and employees, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of such Purchaser’s representations or warranties in this Agreement or (2) such Purchaser’s breach of agreements or covenants made by such Purchaser in this Agreement.

(c)    A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.3 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim to the extent then known by the Indemnified Party. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that, if the action, suit, claim or proceeding does not seek any injunctive or equitable relief or any criminal penalties, then the Indemnifying Party shall be entitled to assume and conduct the defense thereof at its own expense and through counsel of its choice reasonably acceptable to the Indemnified Party by giving notice of its intention to do so to the Indemnified Party within ten business days of the receipt of such claim notice from the Indemnified Party, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, condition or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (A) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (B) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties and (C) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(d)    The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.3(a)(1) (other than with respect to any Company Fundamental Representations, which shall not be subject to the following limitations), (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) are less than $150,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.3(a)(1) exceed an amount equal to 0.5% of the Purchase Price (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount. Purchasers shall not be required to indemnify the Indemnified Parties pursuant to Section 4.3(b)(1), (A) with respect to any De Minimis Claim and (B) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.3(b)(1) exceed the Threshold Amount, in which event Purchasers shall be responsible for only the amount of such Losses in excess of the Threshold Amount. The cumulative indemnification obligation of (1) the Company to Purchasers and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) Purchasers or (2) Purchasers to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company, in each case (i) pursuant to Section 4.3(a)(1) (other than with respect to breaches or inaccuracies of any Company Fundamental Representations) or Section 4.3(b)(1), as applicable, shall in no event exceed 10.0% of the Purchase Price and (ii) pursuant to Section 4.3(a) or Section 4.3(b), as applicable, shall in no event exceed an amount equal to the Purchase Price.

(e)    Any claim for indemnification pursuant to this Section 4.3 for breach of any representation or warranty or any covenant or other agreement can only be brought on or prior to the date on which such representation or warranty or covenant or other agreement would otherwise expire pursuant to Section 6.1; provided that if notice of a claim for indemnification pursuant to this Section 4.3 for breach of any representation or warranty or any covenant or other agreement is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(f)    The indemnity provided for in this Section 4.3 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

(g)    No investigation of the Company by Purchasers, or by the Company of Purchasers, whether prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

(h)    Any indemnification payments pursuant to this Section 4.3 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

(i)    In all cases in calculating the amount of any Loss with respect to a breach of any representation or warranty set forth herein and for purposes of determining breach or inaccuracy, such representations and warranties (other than those representations and warranties set forth in Section 2.2(h)(1) and Section 2.2(q)) shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein.

4.4      Regulatory Matters.

(a)    Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of the Securities, or securities or rights, options or warrants to purchase the Securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Voting Securities, in each case, where each Purchaser is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of such Purchaser’s pro rata proportion), that would cause (a) such Purchaser’s equity of the Company or Patriot Bank (together with equity owned by such Purchaser’s Affiliates (as such term is used under the BHC Act)) to represent 33.3% or more of the Company’s or Patriot Bank’s total equity (as determined in the manner required for purposes of the BHC Act), as applicable, (b) such Purchaser’s ownership of any class of Voting Securities of the Company or Patriot Bank (together with the ownership by such Purchaser’s Affiliates (as such term is used under the BHC Act) of Voting Securities of the Company) to exceed 9.9% of any class of Voting Security of the Company or Patriot Bank (as determined in the manner required for purposes of the BHC Act), as applicable, or to increase to an amount that would constitute “control” under the BHC Act, the CIBCA or any rules or regulations promulgated thereunder (or any successor provisions) or (c) otherwise cause such Purchaser to “control” the Company or Patriot Bank under and for purposes of the BHC Act, the CIBCA or any rules or regulations promulgated thereunder (or any successor provisions), in each case of clauses (a), (b) and (c), without the prior written consent of such Purchaser; provided that sub-clause (c) shall not apply in respect of the CIBCA if such Purchaser has previously filed a notice thereunder, in each case assuming, for purposes of determining such percentages, that (i) such Purchaser holds all Securities that may be acquired by such Purchaser as a result of any conversion, exercise, exchange or similar occurrence of any option, warrant or other financial instrument that is convertible into, exercisable for, exchangeable for, or otherwise may become a Voting Security or Security, as applicable, and (ii) any Securities that may be acquired by any other person as a result of any conversion, exercise, exchange or similar occurrence of any option, warrant or other financial instrument that is convertible into, exercisable for, exchangeable for, or otherwise may become Securities shall not be deemed to be issued and outstanding. If the Company breaches its obligations under this Section 4.4, or believes it is reasonably likely to breach such obligations, the Company shall promptly notify each Purchaser and shall cooperate in good faith with each Purchaser promptly to modify any ownership or other arrangements, or take any other action, as is necessary to cure or avoid such breach; provided that no such modification shall require any other shareholder of the Company to increase or decrease its ownership interest in the Company without the consent of such other shareholder.

(b)    Each Purchaser acknowledges, represents, warrants and agrees that this Agreement (i) relates only to the shares of capital stock of the Company and Patriot Bank and (ii) will terminate in accordance with Section 5.1 and (iii) does not create an association between such Purchaser and any other shareholder in the Company or Patriot Bank to engage in activities other than through the Company and Patriot Bank.

(c)    Each Purchaser shall not take, and shall not permit or allow, any action that would cause such Purchaser or any of its Affiliates to be required to register as a bank holding company under the BHC Act with respect to the Company or its Subsidiaries.

(d)    If any Purchaser breaches its obligations under Section 4.4(c), believes it is reasonably likely to breach such obligations or receives any communication or other guidance from a Governmental Entity asserting that such Purchaser has breached such obligations, such Purchaser shall immediately notify the Company and Patriot Bank and shall cooperate in good faith with the Company and Patriot Bank promptly to modify any ownership or take any other action, as is necessary to cure or avoid such breach; provided that no such modification shall require any other shareholder of the Company or Patriot Bank to increase or decrease its ownership interest in the Company or Patriot Bank without the consent of such other shareholder.

(e)    Subject to Section 3.1, at the request of the Company, each Purchaser agrees to promptly provide any such information that the Federal Reserve, the OCC or any other bank regulatory agency may reasonably request in connection with the Investment or this Agreement, and undertakes that such information shall be true and accurate; provided that in lieu of the foregoing, such Purchaser may, in its sole discretion, provide directly to the Federal Reserve, OCC or such other bank regulatory agency any such information that such Purchaser deems to be proprietary or confidential in nature.

4.5      Avoidance of Control. Purchasers agree that until such time as Purchasers, in the aggregate, are not the Beneficial Owner of 1.0% or more of Voting Securities of the Company (counting as shares owned by Purchasers all shares exercisable upon exercise of the Warrant), without the prior written approval of the Company, neither Purchaser nor any of its Affiliates will, directly or indirectly do any of the following (provided, however, that the restrictions set forth in clauses (b), (c) and (d) below shall no longer apply to Purchasers after the date that is one (1) year from the date on which Purchasers ceased to be eligible to nominate a Purchaser Nominee in accordance with the terms set forth in the Amended and Restated Certificate of Incorporation):

(a)    in any way acquire, offer or propose to acquire or agree to acquire, beneficial ownership of any additional Securities if such acquisition would result in Purchaser or its “affiliates” (as such term is defined for purposes of the BHC Act) being deemed to “control” the Company within the meaning of the BHC Act;

(b)    enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of the Company’s Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any of the Company’s Subsidiaries or any of their respective businesses;

(c)    make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a‑1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a‑2(b)) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company of the Company’s Subsidiaries;

(d)    call or seek to call a meeting of the stockholders of the Company or any of the Company Subsidiaries or initiate any stockholder proposal for action by stockholders of the Company’s or the Company’s Subsidiaries, or form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, board of directors or policies of the Company or any of the Company’s Subsidiaries (provided, that the foregoing shall not in any respect limit or restrict Purchasers’ rights with respect to the Purchaser Nominee or its right to nominate a director under the Company’s Amended and Restated Certificate of Incorporation); or

(e)    bring any action or otherwise act to contest the validity of this Section 4.5 (provided that neither such Purchaser nor any of its Affiliates shall be restricted from contesting the applicability of this Section 4.5 to such Purchaser or any of its Affiliates under any particular circumstance) or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 4.5; provided that nothing in this Section 4.5 shall prevent such Purchaser or its Affiliates from voting any Voting Securities then Beneficially Owned by such Purchaser or its Affiliates in any manner.

(f)    For purposes of this Section 4.5 only, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

(g)    Notwithstanding the foregoing, the parties hereby agree that nothing in this Section 4.5 shall apply to any portfolio company with respect to which Purchaser is not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided that Purchaser does not provide to such entity any non-public information concerning the Company or any of the Company’s Subsidiaries and such portfolio company is not acting at the request or direction of or in coordination with such Purchaser; and provided, further, that ownership of such shares is not attributed to such Purchaser under the BHC Act any rules and regulations promulgated thereunder.

4.6      Restrictions on Transfer.

(a)    Each Purchaser understands and agrees that the Securities have not been registered under the Securities Act and are restricted securities under the Securities Act. Other than pursuant to Section 4.6(e), each Purchaser agrees that it shall not Transfer any Securities (or solicit any offers in respect of any Transfer of any Securities), except in compliance with, or pursuant to an exemption under, the Securities Act, any other applicable securities or “blue sky” laws, any applicable regulatory policy statements, any applicable agreement with a regulator that is entered into pursuant to any such policy statement and the terms and conditions of this Agreement, and that in no event will any Securities be Transferred: until the date that is the earlier of (i) the first (1st) anniversary of the Closing; and (ii) with respect to any share of Common Stock, the time at which such share of Common Stock is included with and sold as part of an underwritten public offering under an effective registration statement pursuant to the Securities Act, which offering is made in connection with an “uplisting” to an elevated market tier on NASDAQ, or any national securities exchange (“Re-IPO”). Any share of Common Stock not sold as part of the Re-IPO shall remain subject to the duration of the lockup period described in this Section 4.6 (the “Lockup Termination Date”).

(b)    Any attempt to Transfer any Securities in violation of this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock register to such attempted Transfer.

(c)    The Securities are in book-entry form and each Purchaser’s ownership thereof in accordance with the consummation of the transactions contemplated by this Agreement shall be appropriately evidenced in the stock register of the Company and Patriot Bank, as applicable, which stock register entries and receipt given to the holder in respect of any Securities shall contain the following notation of restrictions:

In the case of the Securities of the Company:

THESE SECURITIES OF PATRIOT NATIONAL BANCORP, INC. (THE “COMPANY”) ARE SUBJECT TO THE TERMS OF CERTAIN PROVISIONS OF THE INVESTMENT AGREEMENT, DATED AS OF NOVEMBER 14, 2021 AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME (THE “INVESTMENT AGREEMENT”). THE INVESTMENT AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SECURITIES SUBJECT TO THE INVESTMENT AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES OR OTHER SECURITIES OF THE COMPANY, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTMENT AGREEMENT. THE HOLDERS OF SECURITIES AGREE TO BE BOUND BY THE PROVISIONS OF SUCH INVESTMENT AGREEMENT.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.

In the case of the Securities of Patriot Bank:

THESE SECURITIES OF PATRIOT BANK, N.A. (THE “BANK”) ARE SUBJECT TO CERTAIN PROVISIONS OF AN INVESTMENT AGREEMENT, DATED AS OF NOVEMBER 14, 2021 AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME (THE “INVESTMENT AGREEMENT”). THE INVESTMENT AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SECURITIES SUBJECT TO THE INVESTMENT AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES OR OTHER SECURITIES OF PATRIOT BANK, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTMENT AGREEMENT. THE HOLDERS OF SECURITIES AGREE TO BE BOUND BY THE PROVISIONS OF SUCH INVESTMENT AGREEMENT.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT SATISFACTORY TO PATRIOT BANK THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.

(d)    Removal of Legend. The notations required by Section 4.6(c) shall be removed by the Company and the Company shall deliver all necessary documents to the transfer agent in connection therewith upon request without charge as to any Securities (i) when, in the opinion of counsel reasonably acceptable to the Company and Patriot Bank, such restrictions are no longer required in order to assure compliance with the Securities Act or (ii) when such Securities shall have been registered under the Securities Act or otherwise transferred pursuant to any applicable rules thereunder, including eligibility to be transferred at any time following the Lockup Termination Date if Rule 144 is available for the sale of the Securities without volume and manner of sale restrictions.

(e)    Transfer to Permitted Transferees. Notwithstanding anything in this Agreement to the contrary but subject to Section 4.9(a), each Purchaser may at any time Transfer any or all of its Securities to one or more of its Permitted Transferees without the consent of the Company or Patriot Bank, as applicable, so long as (a) the Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a joinder, and (b) the Transfer is in compliance with the Securities Act and any other applicable securities or “blue sky” laws. With respect to Transfers pursuant to clause (f) of the definition of “Permitted Transferee,” if a Permitted Transferee is an Affiliate of, or a trust for the exclusive benefit of certain persons related to, a Purchaser but following the Transfer of Securities by such Purchaser such Permitted Transferee is to cease to be an Affiliate of, or such trust is to cease to be for the exclusive benefit of such persons related to, such Purchaser, as the case may be, such Permitted Transferee shall immediately prior to ceasing to be an Affiliate of such Purchaser, or such trust shall immediately prior to ceasing to be for the exclusive benefit of such persons, as the case may be, Transfer such Securities back to such Purchaser. In addition, the following Transfers shall be deemed Permitted Transfers hereunder:

(1)    Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any of the Company’s Subsidiaries; provided that such transaction has been approved by the Board of Directors; and

(2)    Transfers arising as a result of any share repurchases, recapitalizations, redemptions or similar actions by the Company:

(A)    not caused by such Purchaser, and

(B)    that such Purchaser reasonably determines, based on the advice of legal counsel and following consultation with the Company, that unless such Purchaser disposes of all or a portion of its Securities, it or any of its Affiliates (i) would be in violation of any state or federal law or regulation relating to the ownership, acquisition or control of a depository institution or holding company thereof, (ii) could reasonably be deemed to “control” the Company or Patriot Bank for purposes of the BHC Act or any rules or regulations promulgated thereunder (or any successor provision) or (iii) would otherwise be required to obtain a regulatory approval, consent, non-objection or license from a Governmental Entity; provided that, except for Transfers pursuant to Rule 144 under the Securities Act or a registered underwritten offering, such Purchaser must reasonably believe that any transferee in any such Transfer would not own more than 4.9% of the Common Stock of the Company after such Transfer unless being transferred to a person such Purchaser reasonably believes would upon such purchase be eligible to file a Schedule 13G in respect thereof.

For purposes of this Section 4.6:

“Permitted Transferee” means, with respect to a Purchaser, (a) the guardian, conservator, heir or estate of such Purchaser, (b) any corporation, partnership or limited liability company all of the outstanding securities and other interests of which are owned by such Purchaser, (c) any individual or corporation who owns directly or indirectly all of the outstanding securities and other interests of such Purchaser or the guardian, conservator or estate of any such individual, (d) any limited partner, member or shareholder of such Purchaser, (e) a parent, grandparent, child, grandchild, sibling or spouse of such Purchaser or a natural person who controls directly or indirectly such Purchaser (each, an “Immediate Family Member”), (f) any trust, all of the beneficiaries of which are such Purchaser, an Immediate Family Member or any combination of the foregoing, (g) any Affiliate of such Purchaser, including an “Affiliated Fund,” which means any investment fund or any managed account (including separately managed accounts), the primary investment advisor to or manager of which is such Purchaser or an Affiliate thereof and (h) any custodian or nominee holding Securities for the benefit of such Purchaser (it being understood that notwithstanding anything to the contrary herein, no such custodian or nominee shall be required to be a party to this Agreement, provided that such custodian or nominee is not the ultimate beneficial owner of the relevant Security, but such Purchaser shall continue to be a party hereto and shall cause such custodian or nominee to comply with the terms hereof); and provided, further, that in the cases of clauses (b) and (d), such transfer must include an aggregate of at least five percent (5%) of the shares of Common Stock originally acquired by the Purchasers collectively in the Investment.

“Securities” shall, for purposes of this Section 4.6, refer solely to the shares of Voting Common Stock, Non-Voting Common Stock and the shares of Non-Voting Common Stock for which the Warrant may be exercised (but shall not refer to, or include, the Bank Preferred Stock).

“Transfer” means any transfer, sale, assignment, pledge, hypothecation or other disposition of any Securities, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. When used as a verb, “Transfer” and “Transferring” shall have the correlative meanings. In addition, “Transferred” and “Transferee” shall have the correlative meanings and shall include entry into any hedging agreement, arrangement or transaction, entered into directly or indirectly, the value of which is based upon the value of any equity securities of the Company, except for transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities).

4.7      Conflicting Agreements. Each Purchaser agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Securities, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any person with respect to any Securities materially inconsistent with the provisions of this Agreement or the Investor Rights Agreement or (c) act, for any reason, with any other person in connection with the Transfer or voting of its Securities in any manner that is materially inconsistent with the provisions of this Agreement or the Investor Rights Agreement.

4.8      Transfer Taxes. Upon the Closing, all stock transfer or other similar taxes which are required to be paid in connection with the issuance, sale and transfer of the Securities to be issued, sold and transferred to each Purchaser hereunder and the Warrant will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

4.9      Tax Matters.

(a)    Each Purchaser agrees to use commercially reasonable efforts, whether before or after the Effective Time, to cooperate with respect to the qualification for the Section 351 Tax Treatment. In connection with the foregoing, each Purchaser shall reasonably cooperate with the Company and American Challenger, including by providing any reasonably necessary representation letters dated as of the Closing Date (and if requested, dated as of the date determined necessary by counsel in connection with any SEC filings) and other materials reasonably requested.

(b)    The Company agrees that cash proceeds received as the Purchase Price are intended to and will be used in the trade or business of banking, brokerage, or a similar trade or business, and the Company will use reasonable best efforts to ensure that such cash proceeds are so used in the trade or business of banking, brokerage, or a similar trade or business as soon as possible.

(c)    The Company shall engage an independent accounting firm or other valuation expert of recognized national standing in the United States, reasonably acceptable to Purchasers and the Other Investors, to provide before closing an allocation of the investment among the instruments acquired. Such allocation as determined pursuant to this Section 4.9(c) shall be binding on the Company and Purchasers for all tax purposes. The parties agree (i) to cause the amount so allocated to any stock of the Company and to any Warrant, if applicable, to be directly transferred to the Company in exchange therefor, which amount the Company will directly transfer to Patriot Bank, except for the Preferred Stock Merger Consideration as provided in Section 1.6 of the Merger Agreement, in exchange for additional common stock issued by Patriot Bank, and (ii) to transfer the amount allocated to Bank Preferred Stock, if applicable, directly to Patriot Bank in exchange for the Bank Preferred Stock, if applicable. The parties agree to treat such amounts consistently with the immediately preceding sentence for all tax purposes.

4.10    Merger Agreement Matters.

(a)    The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and conditions described in the Merger Agreement, including using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in the Merger Agreement and otherwise comply with its obligations thereunder and (b) in the event that all conditions in the Merger Agreement (other than conditions that the Company or any of its Subsidiaries control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied, consummate the Merger and the other transactions contemplated by the Merger Agreement substantially concurrently with the Closing of the Investment.

(b)    Without limiting the generality of the foregoing, the Company shall give each Purchaser prompt (and, in any event within five (5) business days) written notice: (i) of any material amendment to the Merger Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by it or American Challenger to the Merger Agreement; and (iii) of the receipt of any written notice or other written communication from American Challenger with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by American Challenger to any provisions of the Merger Agreement.

4.11    Confidentiality.

(a)    Each Purchaser agrees that it shall use, and that it shall cause any person to whom Confidential Information is disclosed in connection with such Purchaser’s investment in the Company to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose (including to disadvantage competitively the Company or any of its Subsidiaries). Each Purchaser further acknowledges and agrees that it shall not disclose any Confidential Information to any person, except that Confidential Information may be disclosed:

(1)    to such Purchaser’s Representatives (as defined below) in the normal course of the performance of their duties or to any financial institution providing credit to such Purchaser, to any prospective transferee of such Purchaser or to any investor or potential investor of such Purchaser or its Affiliates; provided that such Purchaser shall be responsible for any use or disclosure of such Confidential Information by such persons that would constitute a breach of this Section 4.11(a) and that any such recipient of Confidential Information enters into a customary confidentiality agreement in a form reasonably satisfactory to the Company in its sole discretion;

(2)    to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Purchaser is subject; provided that such Purchaser agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and such Purchaser shall reasonably cooperate with such efforts by the Company at the Company’s expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation));

(3)    to any regulatory authority or rating agency to which such Purchaser or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information;

(4)    if the prior written consent of the Company shall have been obtained;

(5)    to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement; provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives;

(6)    by one shareholder of the Company (or Affiliate thereof) to another shareholder (or Affiliate thereof);

(7)    among the directors of the Company in their capacities as members of the Board of Directors;

(8)    in any disclosure that refers only to the fact that such Purchaser making such disclosure has made the Investment and the amount thereof; or

(9)    to any prospective Permitted Transferee of such Purchaser and such prospective Permitted Transferees’ Representatives in connection with any proposed Transfer that complies with the provisions of Section 4.6 during any period of time that the Company is not subject to the reporting requirements of the Exchange Act.

Nothing contained herein shall prevent (i) the use (subject, to the extent possible, to a protective order and to the requirement that Purchaser seek to use the minimum amount reasonably necessary) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Purchaser or (ii) any Purchaser from purchasing or selling the securities of other institutions in the financial services industry so long as such purchases and sales are effected in accordance with applicable securities laws. Each Purchaser shall be subject to the foregoing restrictions for so long as such Purchaser is a shareholder of the Company and for a period of one (1) year thereafter.

Notwithstanding anything to the contrary herein, if a Purchaser is an investment company registered under the U.S. Investment Company Act of 1940, such Purchaser may identify the Company and the value (and valuation methodology) of such Purchaser’s security holdings in the Company in accordance with its investment reporting practices.

(b)    “Confidential Information” means any information concerning the Company or any persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such persons (including any information regarding any transaction in which the Company or any Subsidiary is or proposes to be engaged, including any information with respect to any other party or proposed party to such transaction) in the possession of or furnished to a Purchaser (including by virtue of its present or former right to designate a director) and the terms of this Agreement; provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Purchaser or its directors, officers, employees, shareholders, investors, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) as shown by written records, was available to such Purchaser on a non-confidential basis prior to its disclosure to such Purchaser or its Representatives by the Company or (iii) becomes available to such Purchaser on a non-confidential basis from a source other than the Company after the disclosure of such information to such Purchaser or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another person or (iv) is independently developed by such Purchaser without violating any confidentiality agreement with, or other obligation of secrecy to, the Company (and, in the case of any employee of the Company or any Subsidiary, not in connection with their duties as an employee).

4.12    Information Rights.

(a)    To the extent the Company ceases to be reporting company pursuant to the Exchange Act, from and after such time the Company shall prepare and deliver to Purchasers (provided that Purchasers, taking into account the Securities of the Company held by its Permitted Transferees, continue to collectively hold, in the aggregate, at least thirty percent (30%) of the Securities originally acquired in the Investment):

(1)    within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company as at the end of each such fiscal year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity for such year, in each case prepared in accordance with GAAP; and

(2)    within 60 days after the end of each fiscal quarter of the Company for the first three fiscal quarters of a fiscal year, a copy of the unaudited consolidated balance sheet of the Company as at the end of such quarter and the related consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended, in each case prepared in accordance with GAAP; and

(b)    The Company shall permit each Purchaser (provided that the Board of Directors of the Company has not reasonably determined that such Purchaser is a competitor of the Company), at such Purchaser’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Purchaser; provided, however, that the Company shall not be obligated pursuant to this Section 4.12(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c)    From the date of this Agreement until the earlier of (i) the fifth anniversary of the Closing Date and (ii) the date on which Purchasers, in the aggregate, cease to own at least fifty percent (50%) of the shares of Common Stock originally acquired in the Investment, Purchasers may from time to time request, and as promptly as practicable following any such request the Company shall convene and hold, a meeting between Purchasers and representatives of the Company’s management (including at a minimum either the Chief Executive Officer or President of the Company, and such other representatives as are determined by the Company in its discretion) to discuss progress relating to the implementation of the business plan submitted with the OCC Application (as defined in the Merger Agreement) and approved by the OCC, provided that (x)(1) from the date of this Agreement until the third anniversary of the Closing Date, the Company shall not be required to hold any such meetings more than twice per calendar quarter (each, a “Business Plan Update Meeting”) (except as otherwise mutually agreed by the Company and Purchasers) and (2) from the third anniversary of the Closing Date until the fifth anniversary of the Closing Date, the Company shall not be required to hold any Business Plan Update Meeting more than once per calendar quarter if the earnings and tangible book value per share of Patriot Bank meet or exceed the projections set forth in the business plan (except as otherwise mutually agreed by the Company and Purchasers), and (y) any such Business Plan Update Meetings shall be held at mutually agreeable times and during normal business hours to minimize any disruptions to the Company’s business activities, and participants shall have the right to participate in any such Business Plan Update Meeting by remote communication (and the Company shall make reasonable provision for such participation). In the event any Other Investor with this right requests a Business Plan Update Meeting, the Company shall give Purchasers reasonably prompt written notice of such request (which notice may be given by e-mail). The Company shall use commercially reasonable efforts to schedule any such Business Plan Update Meetings at times that are mutually agreeable to Purchasers, any such Other Investors and the representatives of the Company’s management.

(d)    Until the fifth (5th) anniversary of the Closing Date, the Company shall not amend the information rights set forth in this Section 4.12 in any of the Other Investment Agreements to include information rights that, in any material respect, are more favorable to any Other Investor as compared to the rights, benefits and obligations of Purchasers set forth in this Section 4.12.

4.13    Amendments to the Company Certificate of Incorporation. For so long as any Purchaser and its Affiliates hold, in the aggregate, at least 9.9% of the outstanding number of shares of Common Stock of the Company (measured on a fully diluted basis assuming the conversion of all options, warrants and other securities exercisable or exchangeable for Common Stock), the Company shall not amend, alter, change or repeal Article III.A(9) in the Amended and Restated Certificate of Incorporation that gives such Purchaser the right to nominate a director of the Company, without the prior written consent of such Purchaser.

ARTICLE V

TERMINATION

5.1      Termination.

(a)    This Agreement shall automatically terminate, without any further action on part of the Company or Purchasers, upon the termination of the Merger Agreement in accordance with its terms.

(b)    In addition, this Agreement may be terminated prior to the Closing:

(1)    by mutual written agreement of the Company, Patriot Bank and Purchasers;

(2)    by the Company, Patriot Bank or Purchasers, upon written notice to the other party, in the event that the Closing does not occur on or before November 14, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b)(2) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(3)    by either the Company or Purchasers (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a material breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company or Patriot Bank, in the case of a termination by Purchasers, or Purchasers in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 1.2(d)(2), in the case of a termination by Purchasers, or Section 1.2(d)(3)(A) and Section 1.2(d)(3)(B), in the case of a termination by the Company, as the case may be, and which is not cured within the earlier of the Termination Date and 45 days following written notice to the Company, in the case of a termination by Purchasers, or Purchasers, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(4)    by the Company, Patriot Bank or Purchasers, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement or by the Merger Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

5.2      Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than this Section 5.2 (Effects of Termination) and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of either party hereto; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1      Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of one (1) year following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.3; provided, however, that the Company Fundamental Representations and Section 2.2(g) shall survive until the date that is sixty (60) days following expiration of the applicable statute of limitations. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall survive until the date that is one hundred eighty (180) days following the Closing and, except as otherwise provided herein, all other covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.

6.2      Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided, however, that, at the Closing, the Company will reimburse Purchasers and its Affiliates for their out-of-pocket costs and expenses (including costs and expenses of legal counsel) in an aggregate amount of up to $300,000.

6.3      Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.4         Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.5      Governing Law.

(a)    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with Section 6.7.

6.6      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.

6.7      Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

    If to Company or Patriot Bank, to:

Patriot National Bancorp, Inc.
Attn: Michael A. Carrazza, Chairman
900 Bedford Street
Stamford, CT 06901

    with a copy (which copy alone will not constitute notice) to:

Blank Rome LLP
Attn: Alan Lieblich and Alan Zeiger
One Logan Sq., 130 N. 18th St.
Philadelphia, PA 19103-6998
Telephone: 215-569-5754
Email: lieblich@blankrome.com; zeiger@blankrome.com

    If to any Purchaser, to:

the address set forth on the signature page to this Agreement.

6.8      Entire Agreement, Etc.

(a) This Agreement and the Investor Rights Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto and thereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that each Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company and Patriot Bank (with a copy thereof to be furnished to the Company and Patriot Bank) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder.

6.9      Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)    the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b)    the word “or” is not exclusive;

(c)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e)    “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close;

(f)    “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(g)    to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company.

6.10    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.11    Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12    No Third Party Beneficiaries. Except as otherwise provided herein, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Section 4.3 shall inure to the benefit of the persons referred to in that Section 4.3. Each of the parties hereby agrees that the Placement Agents are intended third party beneficiaries of the representations and warranties of each Purchaser set forth in Section 2.3(c).

6.13    Public Announcements. Each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.

6.14    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

6.15    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

PATRIOT NATIONAL BANCORP, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman

PATRIOT BANK, N.A.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman

AG CREDIT SOLUTIONS MASTER FUND II A, L.P.
AG CREDIT SOLUTIONS NON‑ECI MASTER FUND, L.P
AG POTOMAC FUND, L.P.
AG CAPITAL SOLUTIONS SMA ONE, L.P.
AG CATALOOCHEE, L.P.
AG CENTRE STREET PARTNERSHIP, L.P.

By:	Angelo, Gordon & Co., L.P., as manager or fund advisor

By:	/s/ Ryan Mollett
Name: Ryan Mollett
Title: Authorized Person

Address:

245 Park Avenue
New York, NY 10167
Attn: Jacob Gladstone and Mark Bernstein
Email:	jgladstone@angelogordon.com
mbernstein@angelogordon.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn: Sebastian Tiller
Email: stiller@stblaw.com

[Signature Page to Investment Agreement]